Consent of Independent Registered Public Accounting Firm
We have issued our reports dated December 15, 2008 with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108 on January 1, 2006) and schedules and internal control over financial reporting appearing in the 2008 Annual Report of Resource America, Inc. and subsidiaries on Form 10-K for the year ended September 30, 2008, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

April 10, 2009